Exhibit 99.1 Press Release

Chembio Diagnostics Selected by President Clinton’s HIV/AIDS Initiative
To Make Available Rapid HIV Test Kits to 50 Countries on 4 Continents

MEDFORD, N.Y. - January 12, 2006 - As part of an effort to help improve the lives of the estimated 40 million people worldwide living with HIV, 90% of whom are not even aware they are HIV-infected, Chembio Diagnostics, Inc. (OTCBB: CEMI) has been selected by the Clinton Foundation HIV/AIDS Initiative (“CHAI”), spearheaded by former President Bill Clinton, to make available rapid HIV tests that will be used to detect the infection easily and cost effectively.

The announcement was made today at a press conference in which President Clinton and members of his CHAI team discussed the importance of reaching out to those in need by ramping up the availability of rapid tests for AIDS, while keeping the costs affordable. President Clinton explained that Chembio and the three other chosen companies are helping to make this possible through their reasonable pricing and proficiency in the face of this enormous need. It was estimated that, to reach treatment targets, at least 200 million HIV tests will be necessary over the next four years.

Larry Siebert, President and CEO of Chembio Diagnostics, which is involved in the development, manufacture and marketing of rapid tests for the detection of HIV, tuberculosis and other diseases, said: “The missions of Chembio and CHAI, to help wipe out the scourge of AIDS worldwide, are closely aligned. Thus we are extremely proud to be part of the Clinton HIV initiative, working with such a dedicated leader as President Clinton, his team, and our fellow companies in this critical initiative.”

Those served by this far-reaching initiative are members of the CHAI Procurement Consortium, which is currently comprised of 50 countries in Africa, Asia, Eastern Europe, Latin America and the Caribbean. The HIV-infected populations in these countries account for three-quarters of the global need for anti-retroviral treatment.

About the Clinton HIV/AIDS Initiative

Since 2002, the Clinton Foundation HIV/AIDS Initiative has been assisting countries in implementing large-scale, integrated care, treatment and prevention programs. It partners with 20 countries in Africa, the Caribbean and Asia. Individual governments take the lead and the Foundation provides technical assistance, mobilizes human and financial resources, and facilitates the sharing of best practices across projects. The Foundation also provides access to reduced prices for HIV/AIDS drugs and diagnostics to a total of 50 countries.

In addition, the HIV/AIDS Initiative launched in April 2005 pediatric and rural programs. The pediatric program aims to assist countries implement widespread treatment for children living with HIV/AIDS, beginning with a program to donate ARV treatment for 10,000 children in the program’s first year - approximately doubling the number of children on treatment in developing countries outside of Brazil and Thailand. The rural program endeavors to extend access to high-quality care and treatment to people living beyond the reach of traditional healthcare services; in Rwanda, the rural program partners with Partners In Health.

The HIV/AIDS Initiative relies on hundreds of part-time and full-time volunteers; there are presently more than 300 people in developing countries and the U.S. working for the Initiative.

For his leadership in the fight against HIV/AIDS, President Clinton has been honored with the Jimmy and Rosalynn Carter Award for Humanitarian Contributions to the Health of Humankind from the National Foundation for Infectious Disease as well as the 2005 Pasteur Foundation Humanitarian Award.

For more information please go to http://www.clintonfoundation.org .

Information regarding the specific agreement with Chembio for rapid tests and the transcript of President Clinton’s press conference on January 12, 2006 with Chembio can be found at http://www.clintonfoundation.org/cf-pgm-hs-ai-home.htm

About Chembio

Chembio Diagnostics, Inc. (Chembio) possesses expertise in the development and manufacturing of rapid test products for various infectious diseases, including HIV, Tuberculosis and Chagas Disease. References to Chembio Diagnostics, Inc. may actually refer to Chembio Diagnostic Systems, Inc.; the 100%-owned subsidiary of Chembio Diagnostics, Inc. Chembio is located at 3661 Horseblock Road, Medford, NY 11763.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

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